                        ASSUMPTION REINSURANCE AGREEMENT

This Agreement is made on August 15, 1996 by and between Fidelity Standard Life Insurance Company, a life insurance company domiciled in the State of Delaware ("FSLIC") and Security First Life Insurance Company, a life insurance company domiciled in the State of Delaware ("SFLIC").

                                    Recitals

a. FSLIC is a wholly owned subsidiary of SFLIC

b. Pursuant to the terms of the Reinsurance Agreement, dated December 31, 1987 , as amended (the "Reinsurance Agreement"), SFLIC coinsures on a quota share basis the individual and group fixed annuity business issued by FSLIC after January 1,1986.

c. SFLIC desires to reinsure, on an assumption reinsurance basis, the individual and group fixed and variable annuity contracts issued by FSLIC, including any supplementary contracts resulting from such annuity contracts, that are described in Exhibit A to this Agreement (the "Contracts"), the fixed annuity portions of which are subject to the Reinsurance Agreement.

d. Concurrently with the execution of this Agreement, the parties have entered into a Fifth Amendment to the Reinsurance Agreement (the "Recapture Agreement"), the form of which is attached to this Agreement as Exhibit B, under which FSLIC recaptures coinsurance of liabilities ceded under such Reinsurance Agreement.

e. The fixed and variable annuity business of FSLIC to be assumed under the terms of this Agreement and the fixed annuity business to be recaptured under the terms of the Recapture Agreement are administered by Security First Group, Inc. ("SFG"), the parent of SFLIC, in accordance with the Management Agreement, dated January 2, 1985, as amended, and the Administrative Services Agreement, dated January 1, 1985, as amended (collectively, the "Administrative Agreements") and are subject to the payment of commissions to SFG under the terms of a Marketing Agreement dated January 1, 1985, as amended (the "Marketing Agreement").

In consideration of mutual covenants and promises, and upon the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Assumption Reinsurance. As of the Effective Date (as defined in Section
2),and subject to the terms and condition of this Agreement and the occurrence of the Closing (as defined in Section 3), FSLIC hereby cedes, assigns and transfers to SFLIC, and SFLIC hereby accepts and assumes, FSLIC's risks, liabilities and obligations under, rights to, interests in and benefits to be derived from the Contracts that are in force as of the Effective Date, with the same force and effect and to the same extent as if

SFLIC had itself issued the Contracts. From and after the Effective Date, FSLIC will have no further risks, liabilities or obligations of any kind to any owner, certificateholder, annuitant or beneficiary of the Contracts or to any other person or entity under or with respect to any of the Contracts, and SFLIC will indemnify and hold FSLIC harmless from and against any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by FSLIC as a result of or relating to any claim arising under or with respect to any Contract at any time from and after the Effective Date. FSLIC will indemnify and hold SFLIC harmless from and against any and all losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by SFLIC as a result of or relating to any claim arising under or with respect to any Contract at any time on or before the Effective Date (excluding any claims against SFLIC arising under the Reinsurance Agreement). Notwithstanding anything in this Agreement to the contrary, the parties agree that this Agreement does not alter, modify, change or terminate the liabilities, if any, of the parties for insurance guaranty association assessments under the Reinsurance Agreement.

2. Effective Date. Upon the Closing, the assumption reinsurance provided herein shall be deemed to have become effective at 11:59 p.m. Pacific Time on October 31, 1996, (the "Effective Date"), even though the approvals required as conditions to the Closing shall have been obtained subsequent to the Effective Date and even though the Closing shall occur on a date subsequent to the Effective Date. It is understood and agreed that if the Closing does not occur, SFLIC shall have no liability with respect to the Contracts pursuant to this Agreement.

3. Closing. The closing of the transactions contemplated in this Agreement (herein referred to as the "Closing" and the date of the Closing being referred to as the "Closing Date") shall occur at 10:00 a.m. Pacific Time on the later of November 1, 1996 or the second business day after satisfaction of the conditions to the Closing set forth in Section 10 of this Agreement or such other date and time as is mutually agreed to by the parties. The Closing shall take place in the Home Office of FSLIC at 11365 W. Olympic Boulevard, Los Angeles, CA, or at such other location as shall be mutually agreed upon by the parties.

4. Premiums and Expenses. At the Closing, FSLIC shall pay to SFLIC a good faith estimate of all premiums, purchase payments, fees, loan repayments, commission chargebacks, and other considerations FSLIC received after the Effective Date under or with respect to the Contracts, plus interest on such amounts from the dates of receipt by FSLIC to the Closing Date at the effective rate of 6.00%% per annum (the "Interest Rate"), and SFLIC shall pay to FSLIC a good faith estimate of all amounts paid by FSLIC after the Effective Date for benefits, expenses, loans, commissions, and other required amounts payable under or with respect to the Contracts, plus interest from the dates of payment to the Closing Date at the Interest Rate. Not later than thirty (30) days after the Closing, the parties shall mutually determine the actual amounts due between them pursuant to this Section 4, which amounts shall be netted and the net


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amount shall be paid to the appropriate party together with interest on the net amount at the Interest Rate from the dates of receipt or payout to the date of payment. In the event the parties are unable to agree upon the amounts due hereunder, they agreed to be bound by the determination of such amounts by Ernst & Young or such other person as the parties shall mutually agree (the cost of which shall be shared equally by the parties).

5. Non-Assumed Business. To the extent that any Contract cannot be assumption reinsured by SFLIC as a result of the rejection or failure to consent, where required, to the assumption reinsurance by the owner or certificateholder of the Contract or the rejection or failure to approve the assumption reinsurance of the Contract by any state insurance regulatory agency, said Contract shall be excluded from the assumption reinsurance transaction provided in Section 1 hereof and liability for the Contract shall remain with FSLIC as though the Contract had never been the subject of this Agreement (the "Non-Assumed Business"). FSLIC will coinsure to SFLIC and SFLIC will accept 100% of the liability retained by FSLIC for the Non-Assumed Business in accordance with a Coinsurance Agreement to be executed by the parties concurrently with this Agreement. The amount of reserves for Non-Assumed Business that will have been transferred to SFLIC by FSLIC at the Closing as a part of the assumption reinsurance transaction shall be retained by SFLIC in accordance with the Coinsurance Agreement and adjusted as provided in Section 6e.

6. Transfer of Assets.

     a. Fixed Annuities. At the Closing FSLIC shall transfer to SFLIC cash, securities and policy loan balances of the types and in the amounts described in Exhibit C which have an aggregate statutory book value at the Effective Date equal to the statutory reserves maintained by FSLIC in its general account on the fixed and variable annuity portions of the Contracts as of the Effective Date. In addition, FSLIC shall pay to SFLIC interest accrued on such assets from the Effective Date to the Closing Date.

     b. Separate Account Assets. At the Closing FSLIC shall transfer and deliver to the Security First Life Separate Account A all of the assets contained in the Fidelity Standard Life Separate Account that fund the liabilities attributable to the variable annuity accounts under the Contracts.

     c. Transfer of Payments. Transfers in cash shall be made by wire transfer of federal funds to accounts designated by SFLIC. Transfers of securities shall be accompanied by such assignments, consents, waivers or other instruments, in form and substance satisfactory to the receiving party, as is deemed necessary or desirable by SFLIC to carry out the transfers of securities pursuant to this Agreement.

     d. Computing Statutory Reserves. For purposes of computing statutory reserves for the Contracts on the Effective Date, the parties agree to use FSLIC's valuation as reflected on its statutory books of account, provided however that to the extent that


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

resolution of any suspense items that are outstanding on such books of account at the Effective Date results in a change in the valuation of statutory reserves, the parties agree to promptly adjust the amounts paid at the Closing pursuant to Section 6a, and that the amount of such adjustment, if any, shall be immediately paid in cash together with interest from the Effective Date to the date of payment at the Interest Rate. The parties agree to use their best efforts to complete the reconciliation of suspense items in the FSLIC books of account as soon as reasonably possible.

7. Assumption Certificate. As soon as possible after the Closing Date, and in any event within the time prescribed by applicable insurance laws, SFLIC shall mail to the last known address of each owner and certificateholder of the Contracts an Assumption Certificate in a form substantially similar to the form attached hereto as Exhibit D, or in such other form as may be required by the insurance regulatory agency of the state in which the owner or certificateholder resides. The preparation and mailing of such Assumption Certificates, as well as any required filing and approval of the same, shall be done by SFLIC at its expense.

8. Representations and Warranties.

     a. FSLIC. FSLIC represents and warrants to SFLIC as follows:

               (1) FSLIC is a validly existing corporation in good standing under the laws of Delaware.

               (2) FSLIC has all necessary power and authority to enter into this Agreement and, subject to compliance with applicable regulatory requirements at the Closing, shall have all necessary power and authority to perform its obligations hereunder. The execution, delivery and performance of this Agreement by FSLIC have been duly authorized by all necessary corporate actions on the part of FSLIC, and this Agreement is a legal, valid and binding agreement of FSLIC.

               (3) No consent, approval or authorization of (or filing or registration with) any governmental or regulatory authority, whether federal, state, local or other, or any third party is required in connection with the execution, delivery, or performance by FSLIC of this Agreement, except for any approval of this Agreement or any of the transactions provided for herein by insurance regulatory agencies in the states of Delaware and California, by the Securities and Exchange Commission, and by other state insurance regulatory agencies with respect to the assumption of the Contracts to the extent required.

               (4) None of the Contracts is subject to any reinsurance or coinsurance contracts or otherwise except with SFLIC.


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

               (5) The reserves on the Effective Date respecting the Contracts are determined in accordance with required or permitted statutory insurance accounting requirements and practices and are calculated on the same basis used for the determination of statutory reserves of FSLIC at December 31, 1995.

               (6) Each of the Contracts has been properly approved by the appropriate regulatory authorities and is in compliance with applicable laws and regulations.

               (7) FSLIC has full rights to transfer the Contracts in accordance with Section 1 hereof to SFLIC.

               (8) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene, constitute a default under or conflict with any provision of applicable law or regulation or any charter, bylaw or preferred stock provision of FSLIC or any affiliate thereof or result in the creation or imposition of any lien, charge or encumbrance on any asset of FSLIC or any affiliate thereof.

               (9) No mortgage, lien, agreement, contract or other instrument, or order, judgment or decree, to which FSLIC or any affiliate thereof is bound will be breached or violated or will terminate or be subject to termination, and no obligation of FSLIC or any of its affiliates under any such mortgage, lien, agreement, contract or other instrument, or order, judgment or decree will be accelerated or be subject to acceleration, due to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     b. SFLIC. SFLIC represents and warrants to FSLIC as follows:

               (1) SFLIC is a validly existing corporation in good standing under the laws of Delaware.

               (2) SFLIC has all necessary power and authority to enter into this Agreement and, subject to compliance with applicable regulatory requirements, SFLIC has full power and authority to perform its obligations hereunder and to consummate the Agreement. The execution, delivery and performance of this Agreement by SFLIC has been duly authorized by all necessary corporate action on the part of SFLIC, and the Agreement is legal, valid and binding upon SFLIC.

               (3) No consent, approval or authorization of (or filing or registration with) any governmental or regulatory authority, whether federal, state, local or other, or of any third party is required in connection with the execution,


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          delivery, or performance by SFLIC of this Agreement , except for any approval of this Agreement or any of the transactions provided for herein by the insurance regulatory agencies in the states of California and Delaware, by the Securities and Exchange Commission, and by other state insurance regulatory agencies with respect to the assumption of the Contracts to the extent required.

9. Covenants and Agreements.

     a. FSLIC covenants and agrees as follows:

               (1) SFG will continue to provide the administration of the Contracts in accordance with the Administrative Agreements and the marketing services in accordance with the Marketing Agreement for the period from the Effective Date to the Closing Date, and FSLIC will not take any action with respect to the Contracts except in the ordinary course of business. FSLIC will not amend the terms of the Contracts or take any action that will adversely affect the value of the Contracts without the prior written consent of SFLIC.

               (2) FSLIC shall, as soon as possible after the Closing Date, turn over to SFLIC all records, computer records and data, correspondence, papers, and documents relating to the Contracts, including records of Fidelity Standard Life Separate Account that form the basis of the reports required by the Securities Act of 1933 and the Investment Company Act of 1940, as amended. Prior to the time such books and records are turned over to SFLIC, all of the books and records of FSLIC relating to the Contracts shall be subject to the inspection of SFLIC at any and all reasonable times.

               (3) FSLIC will cooperate fully with SFLIC to effect an orderly transfer to SFLIC of the Contracts and related records.

     b. SFLIC covenants and agrees as follows:

               (1) FSLIC shall have reasonable access to the books and records of SFLIC respecting the Contracts after the Closing Date in order to respond to claims and meet regulatory requirements.

               (2) Effective as of the Effective Date SFLIC agrees to assume and be bound by the terms and conditions of the Administrative Agreements and the Marketing Agreement as they apply to the Contracts, and SFLIC shall indemnify FSLIC and hold it harmless from any liability, claim, cost or expense in connection with such agreements as they apply to the Contracts.

               (3) In order to meet FSLIC investment commitments to contractholders, Reinsurer agrees that upon the Closing it will invest or continue current


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          investments in its investment portfolio in securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities in an amount equal to the statutory reserves required to be maintained with respect to each Contract for the period of any interest rate guarantee on such Contract that is in effect through December 31, 1996 and that is in excess of the required minimum interest rate guarantee.

     c. Mutual Covenants. FSLIC and SFLIC shall promptly prepare, file and prosecute diligently any application (and related documents) required to be filed by each such party with the applicable regulatory authorities in connection with this Agreement. SFLIC and FSLIC shall use their best efforts to cooperate with and assist each other in the preparation and filing of such applications and the diligent prosecution thereof.

10.  Conditions to Closing.

     a. Mutual Conditions.

               (1) The obligations of FSLIC and SFLIC to consummate this Agreement are subject to the fulfillment, prior to or on the Closing Date, of the condition that all consents, approvals or authorizations of (or filings or registrations with) any governmental or federal or state regulatory authority required in connection with the execution, delivery or performance of this Agreement shall have been obtained.

               (2) The Recapture Agreement is closed concurrently with the Closing of this Agreement.

     b. Conditions to FSLIC's Performance. The obligation of FSLIC to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

               (1) The representations and warranties of SFLIC contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same force and effect as if made at and as of the Closing Date. SFLIC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date.

               (2) No order or injunction of any court or governmental agency of competent jurisdiction shall be in effect that prohibits the consummation of this Agreement. There shall not be instituted or pending any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission of competent jurisdiction, or by any other person, challenging this Agreement, that seeks to restrain,


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

          prevent or change this Agreement, questions the validity of this Agreement or seeks damages in connection with this Agreement.

     c. Conditions to SFLIC's Performance. The obligation of SFLIC to consummate this Agreement is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

               (1) The representations and warranties of FSLIC contained in this Agreement shall be true and correct in all material respects at the Closing Date, with the same force and effect as if made at and as of the Closing Date. FSLIC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date.

               (2) No order or injunction of any court or governmental agency of competent jurisdiction shall be in effect that prohibits the consummation of the transactions contemplated by this Agreement. There shall not be instituted or pending any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission of competent jurisdiction, or by any other person, challenging this Agreement, that seeks to restrain, prevent or change this Agreement, questions the validity of this Agreement or seeks damages in connection with this Agreement.

               (3) FSLIC shall not have caused any of the Contracts to be reinsured by any other party and shall not have caused any of the Contracts to become subject to any reinsurance treaties other than described in Section 8a(4).

11.  Termination.

     a. Events of Termination. At any time prior to the Closing this Agreement may be terminated and abandoned:

               (1) By mutual agreement of FSLIC and SFLIC.

               (2) By either FSLIC or SFLIC on written notice if the Closing hereunder would violate any non-appealable final injunction, order, judgment or decree of any court, tribunal or governmental agency or authority.

               (3) By SFLIC or FSLIC on written notice if the Closing has not occurred on or before March 31, 1997.

               (4) By SFLIC or FSLIC on written notice if the other party, or any of its assets, is placed in conservatorship, receivership, rehabilitation or


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

          liquidation by the insurance regulatory agency of its state of domicile or the insurance regulatory agency of any other state or the District of Columbia.

     b. Effect of Termination. In the event of the termination of this Agreement, the Agreement shall become void and have no effect, without any liability or further obligation on the part of SFLIC or FSLIC (or any of their directors, officers or employees), except that nothing herein shall relieve either SFLIC or FSLIC of liability for any breach of this Agreement.

12.  Survival of Representations; Indemnification.

     a. Survival of Representations. All representations, warranties, covenants and agreements included or provided for herein shall survive the Closing and shall be effective for a period of 36 months thereafter regardless of any investigation that may have been or may be made at any time by or on behalf of the party to whom such representations, warranties, covenants and agreements are made.

     b. Indemnification. Each party to this Agreement (the "Indemnifying Party") agrees to indemnify and hold harmless the other party to this Agreement and its successors and assigns (the "Indemnified Party"), against and in respect of:

               (1) Any and all losses, damages, liabilities or obligations incurred by such Indemnified Party resulting from or arising out of any material misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement (including any damages as a consequences of any lawsuits investigations in connection therewith) on the part of such Indemnifying Party under this Agreement; and

               (2) Any and all reasonable costs and expenses including reasonable attorneys' fees and expenses, as incurred by such Indemnified Party, incident to subsection b(1) above.

     c. In the event of any claim or demand against an Indemnified Party, the Indemnifying Party shall, upon written request of the Indemnified Party, defend at its expense any actions or proceedings brought against the Indemnified Party, and if the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

     d. The indemnification contained in subsection 12(b) above shall be effective only with respect to written claims of indemnification which are delivered to an Indemnifying Party by an Indemnified Party within 36 months following the Closing Date.

13. Miscellaneous.


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

     a. Brokerage Fees. FSLIC represents and warrants no broker or finder or other person is entitled to any brokerage or finder's fee or other commission based on agreements or undertakings made by FSLIC or any subsidiary or affiliate of FSLIC in connection with this Agreement or the transactions contemplated hereby. SFLIC represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements or undertakings made by SFLIC or any affiliate of SFLIC in connection with this Agreement or the transactions contemplated hereby.

     b. Waivers. Either party hereto may, at its option, waive any or all of the conditions herein contained to which its obligations hereunder are subject, which may be lawfully waived. To be effective, any such waiver must be in writing and signed by the party sought to be charged.

     c. Notices. Any notices or other communications hereunder shall be in writing and shall be deemed given (1) on the date of delivery if delivered by hand or FAX, or (2) if mailed by registered or certified mail, postage prepaid with return receipt requested, five (5) days after mailing, addressed:

          1. In the case of FSLIC;

                    Fidelity Standard Life Insurance Company
                    11365 West Olympic Boulevard
                    Los Angeles, CA 90064
                    Attention: Robert G. Mepham
                               President
                         FAX Number: 310-312-6392

          2. In the case of SFLIC;

                    Security First Life Insurance Company
                    11365 West Olympic Boulevard
                    Los Angeles, CA 90064
                    Attention: Robert G. Mepham
                               President
                         FAX Number: 310-312-6392

or such other address as shall be furnished in writing by either party to the other prior to the giving of the applicable notice or communication.

     d. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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

     e. Entire Agreement. This Agreement, including the Exhibits hereto, contains the entire agreement between the parties hereto and supersedes any prior agreements or understandings between the parties. This Agreement may be amended by a written instrument duly executed by each party hereto.

     f. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     g. Costs. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by whichever of SFLIC and FSLIC incurs the same.

     h. Diligence. Each party hereto shall perform its covenants and agreements promptly and diligently, and shall not take any action that might adversely affect its ability to consummate this Agreement, shall use its best efforts to cause the conditions precedent to its obligations hereunder over which it has control to be fulfilled, and shall execute and deliver such documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to expeditiously consummate this Agreement.

     i. Transactions after Closing. After the Closing FSLIC and SFLIC agree to take such actions and file such documents necessary to carry these agreements into effect, including without limitation the immediate transfer to SFLIC of any premiums, purchase payments, fees, loan payments, commission chargebacks, and other considerations received by FSLIC with respect to the Contracts after the Closing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


Fidelity Standard Life Insurance Company

By:     /s/ Richard C. Pearson
     ------------------------------
Senior Vice President


Security First Life Insurance Company

By:     /s/ Howard H. Kayton
     ----------------------------
Executive Vice President


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

                   EXHIBIT A- ANNUITY BUSINESS TO BE ASSUMED-
                       ASSUMPTION REINSURANCE RECITAL (C)

The following individual and group fixed and variable annuity policy forms are being assumed by SFLIC as indicated in Recital (c) of the Assumption Reinsurance
Agreement:

FD- 113
FD- 114
FD- 213
FSLIC- 219
FD- 222
FD- 224
FD- 225
FD- 241

In addition the annuities being assumed will include all supplementary contracts issued to the contractholders, certificate holders or beneficiaries of these policies or contracts.

                                   EXHIBIT B

                                FIFTH AMENDMENT
                             (RECAPTURE AGREEMENT)

THIS Amendment made by and between SECURITY FIRST LIFE INSURANCE COMPANY ("SFLIC"), a life insurance company domiciled in the State of Delaware, and FIDELITY STANDARD LIFE INSURANCE COMPANY ("FSLIC"),a life insurance company domiciled in the State of Delaware.

                                    Recitals

a. SFLIC and FSLIC entered into a Reinsurance Agreement ("Coinsurance Agreement") effective November 30, 1987, as amended, on which annuity considerations received after January 1, 1986 (the "Business"), are subject to coinsurance provisions of such agreement.

b. In accordance with the Coinsurance Agreement SFLIC is currently coinsuring 40% of the Business.

c. FSLIC desires to assume all liabilities for the Business, and SFLIC desires to permit FSLIC to assume such liabilities.

d. FSLIC desires to simultaneously cede 100% of such business back to SFLIC on an assumption reinsurance basis in accordance with an Assumption Reinsurance Agreement to be executed concurrently with this Agreement.


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

Agreement

In consideration of the mutual covenants and promises, and upon the terms and conditions set forth in this Agreement, the parties agree as follows:

1. Effective on the Effective Date FSLIC shall recapture the portion of all liabilities in the Business coinsured by SFLIC under the Coinsurance Agreement. FSLIC agrees to assume all liabilities and obligations of SFLIC to FSLIC with respect to the portion of the Business recaptured, and SFLIC shall have no further liabilities or obligations of any kind to the policyholders or FSLIC with respect to the Business.

2. SFLIC and FSLIC agree to cooperate in accelerating all reports and other administrative functions necessary to eliminate any accruals resulting from transactions prior to the Effective Date as set forth in Section 6 below.

3. On the Effective Date SFLIC agrees to release and transfer to FSLIC its share of the Funds Withheld Account established by FSLIC under the Coinsurance Agreement, which is equal to the total statutory reserves of the portion of the Business ceded to FSLIC as of such Effective Date (the "Statutory Reserves").

4. SFLIC and FSLIC agree that after all transfers set forth herein have been completed, the Coinsurance Agreement shall be terminated as of the Effective Date set forth below.

5. SFLIC shall be responsible for the payment of all claims and other amounts due under the Coinsurance Agreement prior to the Effective Date of this Agreement, except for payment of any claims and other amounts due under the Coinsurance Agreement on contracts where the allocated portion of the Statutory Reserves was transferred to FSLIC under this Agreement.

6. The Effective Date of this Agreement shall be the Effective Date of the Assumption Reinsurance Agreement between the parties, dated concurrently with this Agreement.

SECURITY FIRST LIFE INSURANCE COMPANY

By:
     ----------------------------------------
Its: Executive Vice President & Chief Actuary
     ----------------------------------------

FIDELITY STANDARD LIFE INSURANCE COMPANY

By:
     ----------------------------------------
Its: Senior Vice President & General Counsel
     ----------------------------------------


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

        EXHIBIT C- TRANSFER OF ASSETS- ASSUMPTION REINSURANCE SECTION 6A

The amount of assets to be transferred in accordance with Section 6a with respect to the fixed annuity liabilities being assumed will be equal to the fixed annuity statutory reserves on the Contracts. For purposes of selecting assets to be transferred, FSLIC may transfer all policy loan balances, plus any securities of the type as shown in Schedule D, Part 1, of the Annual Statement of FSLIC as filed with Delaware for December 31, 1995, other than those on deposit with state insurance departments. If such policy loan balances plus the market value as of the date of transfer of all such securities (including accrued interest) are less than the fixed annuity statutory reserves as of the date of transfer, then FSLIC shall transfer an amount of cash equal to the deficit. Also, cash may be used in lieu of transferring less than the entire holdings of a particular security.

The owner of record of such securities shall be changed by FSLIC to SFLIC on the Closing Date or such later date as mutually agreed. All payments of principal and interest due and payable after the Closing Date will be paid to SFLIC by FSLIC if received by FSLIC.

                                   Exhibit D

                             ASSUMPTION CERTIFICATE

                     Security First Life Insurance Company
                          11365 West Olympic Boulevard
                         Los Angeles, California 90064

"Address"

1. Security First Life Insurance Company certifies that it has assumed responsibility for all of the liabilities of the Annuity originally issued to you by Fidelity Standard Life Insurance Company.

2. This assumption is effective as of _________________.

3. If you have previously used a portion of your annuity value to provide annuity income payments under an annuity option, Security First Life Insurance Company will make such payments until all payments due under the option are complete.

4. You should now send all correspondence about your Annuity to Security First Life at the address shown above.

5. Except as amended by this Assumption Certificate, the terms of your original contract or certificate remain unchanged.

6. This assumption of liabilities has been completed under a detailed agreement between Security First Life and Fidelity Standard Life. If you desire to receive a copy of this agreement, please send your written request to Security First Life.

Security First Life Insurance Company

By _______________________ President

THIS ASSUMPTION CERTIFICATE BECOMES PART OF YOUR ANNUITY CONTRACT OR CERTIFICATE AND SHOULD BE ATTACHED THERETO. PLEASE RETAIN IT WITH YOUR PERMANENT RECORDS.